UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 05, 2026

PGIM PRIVATE CREDIT FUND

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01582	88-1771414
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

655 Broad Street
Newark, New Jersey		07102-4410
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 973 802-5032

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 5, 2026 (the "Closing Date"), PGIM Private Credit Fund ABL LLC (the "SPV"), a wholly owned subsidiary of PGIM Private Credit Fund (the "Fund"), entered into a loan financing and servicing agreement (the "Credit Facility") with Deutsche Bank AG, New York Branch, as facility agent, and State Street Bank and Trust Company, as collateral agent and collateral custodian, the Fund, as equityholder and servicer, the SPV, as borrower, and the lenders from time to time party thereto

The Credit Facility is secured by substantially all assets in the SPV’s portfolio, including a first‑priority security interest (subject to permitted liens) in loan assets and related accounts and cash and cash equivalents, in each case as described in the Credit Facility. Borrowings under the Credit Facility bear interest at a per annum rate equal to an applicable margin plus a benchmark rate for the applicable currency (for Dollar advances, three‑month Term Secured Overnight Financing Rate; for Euro advances, Euro Interbank Offered Rate; for Sterling advances, Daily Simple Sterling Overnight Index Average; for Canadian‑dollar advances, Term Canadian Overnight Repo Rate Average; and for Australian‑dollar advances, Bank Bill Swap Rate), in each case subject to a 0.25% floor.

The initial facility amount of the Credit Facility is $100 million, with an accordion feature that permits increases, with the consent of the facility agent and the lenders, up to an aggregate commitment of $500 million. The Credit Facility has a revolving period that ends on the date that is three years after the Closing Date (which may be extended with lender consent), and a final maturity on the earliest of (i) the date that is two years after the end of the revolving period and (ii) certain earlier termination events provided in the Credit Facility.

In connection with the Credit Facility, the SPV has made certain customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. The Credit Facility contains customary events of default for similar financing transactions, including if a change of control of the SPV occurs. Upon the occurrence and during the continuation of an event of default, the lenders may declare the outstanding advances and all other obligations under the Credit Facility immediately due and payable.

Borrowings under the Credit Facility (and the incurrence of certain other permitted debt) are subject to compliance with a borrowing base that applies different advance rates to different types of assets in the SPV’s portfolio. The advance rate applicable to any specific type of asset in the SPV’s portfolio depends on the relevant asset coverage ratio as of the date of determination. Borrowings under the Credit Facility are subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The foregoing description is only a summary of the material provisions of the Credit Facility and is qualified in its entirety by reference to a copy of the Credit Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1

Loan Financing and Servicing Agreement, dated as of May 5, 2026, by and among PGIM Private Credit Fund ABL LLC, as borrower, PGIM Private Credit Fund, as equityholder and servicer, Deutsche Bank AG, New York Branch, as facility agent, and State Street Bank and Trust Company, as collateral agent and collateral custodian, and the lenders from time to time party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PGIM PRIVATE CREDIT FUND

Date:	May 8, 2026	By:	/s/ Elyse M. McLaughlin
		Name: Title:	Elyse M. McLaughlin Treasurer and Principal Accounting Officer